                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)*
                                             -

                           New Era of Networks, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   644312100
                               ----------------
                                (CUSIP Number)

                                January 1, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


          [_]  Rule 13d-1(b)
          [_]  Rule 13d-(c)
          [X]  Rule 13d-1(d)


          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 644312100              13G                    PAGE 2 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Venrock Associates
      13-6300995
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

     New York, U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.00%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 16 Pages

-----------------------                                  ---------------------
  CUSIP NO. 644312100               13G                    PAGE 3 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Venrock Associates II, L.P.
      I.R.S. #13-3844754
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York, U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.00%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 3 of 16 Pages

-----------------------                                  ---------------------
  CUSIP NO. 644312100               13G                    PAGE 4 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Anthony B.Evnin
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            18,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,100
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             18,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,100
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      22,100
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.24%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 4 of 16 Pages

-----------------------                                  ---------------------
  CUSIP NO. 644312100               13G                    PAGE 5 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David R. Hathaway
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.00%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 5 of 16 Pages

-----------------------                                  ---------------------
  CUSIP NO. 644312100               13G                    PAGE 6 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Patrick F. Latterell
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            33,700

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             33,700

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      33,700
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.37%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 6 of 16 Pages

-----------------------                                  ---------------------
  CUSIP NO. 644312100               13G                    PAGE 7 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ted H. McCourtney
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            97,286

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             97,286

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      97,286
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      1.07%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            Page 7 of 16 Pages

-----------------------                                  ---------------------
  CUSIP NO. 644312100               13G                    PAGE 8 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ray A. Rothrock
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            18,336

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             18,336

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      18,336
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.20%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           Page 8 of 16 Pages

-----------------------                                  ---------------------
  CUSIP NO. 644312100               13G                    PAGE 9 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kimberley A. Rummelsburg
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,632
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,632
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,632
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.03%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           Page 9 of 16 Pages

-----------------------                                  ---------------------
  CUSIP NO. 644312100               13G                    PAGE 10 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Anthony Sun
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            30,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             30,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      30,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.33%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            Page 10 of 16 Pages

     Introduction: This Amendment No. 1 amends a Statement on Schedule 13G (the "Schedule") filed with the Securities and Exchange Commission on February 14, 1997 on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of New Era of Networks, Inc.

Item 1(a)  Name of Issuer
---------  --------------

           New Era of Networks, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices
---------  -----------------------------------------------

           7400 East Orchard Road, #230
           Englewood, CO  80111

Item 2(a)  Name of Person Filing
---------  ---------------------

           Venrock Associates ("Venrock")
           Venrock Associates II, L.P. ("Venrock II")
           Anthony B. Evnin
           David R. Hathaway
           Patrick F. Latterell
           Ted H. McCourtney
           Ray A. Rothrock
           Kimberley A. Rummelsburg
           Anthony Sun

Item 2(b)  Address of Principal Business Office or, if none, Residence
---------  -----------------------------------------------------------

           New York Office:                  Menlo Park Office
           30 Rockefeller Plaza              2494 Sand Hill Road
           Room 5508                         Suite 200
           New York, NY 10112                Menlo Park, CA 94025

Item 2(c) Citizenship
--------- -----------

           Venrock and Venrock II are limited partnerships organized in the State of New York. Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun are General Partners of Venrock and Venrock II and all are citizens of the United States of America.

Item 2(d)  Title of Class of Securities
---------  ----------------------------

           Common Stock

Item 2(e)  CUSIP Number
---------  ------------

           644312100

Item 3     Not applicable.
------

Item 4     Ownership
------     ---------
          (a) and (b)

                            Page 11 of 16 Pages

          Venrock beneficially owns no shares or 0.00% of the outstanding shares of common stock. Venrock II beneficially owns no shares or 0.00% of the outstanding shares of common stock.

          Anthony B. Evnin beneficially owns 22,100 shares or 0.24% of the outstanding shares of common stock. David R. Hathaway beneficially owns no shares or 0.00% of the outstanding shares of common stock. Patrick F. Latterell beneficially owns 33,700 shares or 0.37% of the outstanding shares of common stock. Ted H. McCourtney beneficially owns 97,286 shares or 1.07% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns 18,336 shares or 0.20% of the outstanding shares of common stock. Kimberley A. Rummelsburg beneficially owns 2,632 shares or 0.03% of the outstanding shares of common stock. Anthony Sun beneficially owns 30,000 shares or 0.33% of the outstanding shares of common stock.

          (c)

          Anthony B. Evnin has sole voting and dispositive power over 18,000 shares of common stock and shared voting and dispositive power over 4,100 shares of common stock. David R. Hathaway has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over no shares of common stock. Patrick F. Latterell has sole voting and dispositive power over 33,700 shares of common stock and shared voting and dispositive power over no shares of common stock. Ted H. McCourtney has sole voting and dispositive power over 97,286 shares of common stock and shared voting and dispositive power over no shares of common stock. Ray A. Rothrock has sole voting and dispositive power over 18,336 shares of common stock and shared voting and dispositive power over no shares of common stock.
          Kimberley A. Rummelsburg has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 2,632 shares of common stock. Anthony Sun has sole voting and dispositive power over 30,000 shares of common stock and shared voting and dispositive power over no shares of common stock.

Item 5    Ownership of Five Percent or Less of a Class
------    --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6    Ownership of More than Five Percent of Behalf of Another Person
------    ---------------------------------------------------------------

          No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7    Identification and Classification of the Subsidiary which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company
          --------------------------------------------------------

          Not applicable.

Item 8    Identification and Classification of Members of the Group
------    ---------------------------------------------------------

          This schedule is being filed pursuant to Rule 13d-1(d). The identities of the seven General Partners of Venrock and Venrock II are stated in
          Item 2.

Item 9    Notice of Dissolution of Group
------    ------------------------------

          Not applicable.

Item 10   Certification
-------   -------------

          Not applicable.


                              Page 12 of 16 pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


February 9, 1999  VENROCK ASSOCIATES


                                   By:  /s/ Ted H. McCourtney
                                        -------------------------
                                          Ted H. McCourtney
                                          General Partner


February 9, 1999  VENROCK ASSOCIATES II, L.P.


                                   By:  /s/ Ted H. McCourtney
                                        -------------------------
                                          Ted H. McCourtney
                                          General Partner


February 9, 1999  GENERAL PARTNERS

                                                  *
                                   ------------------------------
                                   Anthony B. Evnin

                                                  *
                                   ------------------------------
                                   David R. Hathaway

                                                  *
                                   ------------------------------
                                   Patrick F. Latterell

                                                  *
                                   ------------------------------
                                   Ted H. McCourtney

                                                  *
                                   ------------------------------
                                   Ray A. Rothrock

                                                  *
                                   ------------------------------
                                   Kimberley A. Rummelsburg

                                                  *
                                   ------------------------------
                                   Anthony Sun


          * By:   /s/ Ted H. McCourtney
                  ---------------------
                    Ted H. McCourtney
                    Attorney-in-Fact


                            Page 13 of 16 Pages

                                 Exhibit Index

                                                            Page No.

24.1   Power of Attorney dated as of February 13, 1998        15
       granted by the General Parnters in favor of Mr. Ted H. McCourtney

99.1   Agreement pursuant to 13d-1(k)(1) among Venrock        16
       Associates, Venrock Associates II, L.P. and the
       General Partners thereof

                             Page 14 of 16 pages